Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Home Federal Bancorp, Inc. on Form S-8 (Registration No. 333-127858) of our report dated October 23, 2009, relating to the statement of assets acquired and liabilities assumed by Home Federal Bank (a wholly owned subsidiary of Home Federal Bancorp, Inc.) pursuant to the Purchase and Assumption Agreement dated August 7, 2009, included in this Current Report on Form 8-K/A.

/s/Moss Adams LLP

Spokane, Washington
October 23, 2009